EXHIBIT 4.12
Eleventh Amendment to
Alion Science and Technology Corporation
Employee Ownership, Savings and Investment Plan
     WHEREAS, Alion Science and Technology Corporation maintains an Employee Ownership, Savings and Investment Plan (the “Plan”) for the benefit of its Employees and Employees of other Adopting Employers, which Plan was last amended and restated as of December 19, 2001; and
     WHEREAS, under Plan Section 15.1, the Company has reserved the right to amend the Plan at any time, in whole or in part by action of its Board of Directors; and
     WHEREAS, the Board of Directors pursuant to Plan Section 15.1 has delegated its authority to amend the Plan to the undersigned officer to amend the Plan to allow a qualified individual to elect to withdraw all or a portion of his or her account balance under the Plan to pay for certain expenses resulting from Hurricane Katrina pursuant to the Katrina Emergency Tax Relief Act of 2005 and applicable guidance issued by the Internal Revenue Service.
     NOW THEREFORE, the Plan is hereby amended, effective as of December 9, 2005, by adding the following new Section 8.4:
     “Section 8.4 Hurricane Katrina Distribution.
     (a) The following defined terms shall apply for purposes of this Section 8.4 —
     (i) “Eligible Contributions” means ESOP and Non-ESOP Elective Deferral Accounts (excluding earnings credited after December 31, 1988), ESOP and Non-ESOP Rollover Accounts, ESOP and Non-ESOP HFA Pre-Tax Deferral Accounts (excluding earnings credited after December 31, 1988), ESOP and Non-ESOP HFA Rollover Accounts, ESOP and Non-ESOP ITSC Pre-Tax Deferral Accounts (excluding earnings credited after December 31, 1988), ESOP and Non-ESOP ITSC Rollover Accounts, Non-ESOP JJMA Pretax Account (excluding earnings credited after December 31, 1988), Non-ESOP JJMA Rollover Account, Non-ESOP JJMA Matching Contribution Account, Non-ESOP JJMA Transfer Account, Non-ESOP JJMA Base Match Account, and Non-ESOP JJMA Discretionary Match Account.
     (ii) “Hurricane Katrina Distribution” means a distribution to a Qualified Individual pursuant to this Section 8.4. A Hurricane Katrina Distribution must be made on or after August 25, 2005 and before January 1, 2007. After December 31, 2006, Hurricane Katrina Distributions will no longer be available under the Plan.

     (iii) “Qualified Individual” means a Participant or Beneficiary (A) whose principal place of abode on August 28, 2005 was located in Louisiana, Mississippi, Alabama or Florida, and (B) who sustained an economic loss by reason of Hurricane Katrina. For this purpose, an individual’s principal place of abode is where the individual lives unless temporarily absent due to special circumstances. A temporary absence from the household due to special circumstances, such as illness, education, business, vacation, or military service, will not change an individual’s principal place of abode. If an individual’s principal place of abode was in Louisiana, Mississippi, Alabama or Florida immediately before August 28, 2005, and the individual evacuated because of Hurricane Katrina, the individual’s principal place of abode will be considered to be in Louisiana, Mississippi, Alabama or Florida on August 28, 2005. The Committee shall rely on an individual’s certification that he or she is a Qualified Individual unless the Committee has actual knowledge to the contrary.
     (b) A Qualified Individual may request a Hurricane Katrina Distribution of all or a portion of his or her Eligible Contributions; provided, however, in no event shall the total of all such distributions to a Qualifying Individual exceed $100,000. The Committee may establish such rules, impose such requirements and require the completion of such forms and documents (in electronic or paper formats), in its sole discretion, and applied in a nondiscriminatory and objective basis, in order to administer this Section 8.4.
     (c) If a Participant who is a Qualifying Individual receives a Hurricane Katrina Distribution pursuant to this Section 8.4, he or she may re-contribute such distribution to the Plan provided such amount is re-contributed within three years of the date the Hurricane Katrina Distribution is made. Any amount re-contributed pursuant to this paragraph shall be credited to such Participant’s ESOP and Non-ESOP Rollover Contributions Account in accordance with the source (ESOP or Non-ESOP) of the original Hurricane Katrina Distribution. ”
     IN WITNESS WHEREOF, Alion Science and Technology Corporation has caused this Eleventh Amendment to the Plan to be executed on its behalf by the Chief Executive Officer as of the 9th day of December, 2005.
Alion Science and Technology Corporation
By: /s/ Bahman Atefi
       Its: Chief Executive Officer